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                                                                     Exhibit 2.1


                               SECOND AMENDMENT TO

                            STOCK PURCHASE AGREEMENT


         This Second Amendment to Stock Purchase Agreement (the "Amendment") is entered into as of November 12, 1999 by Allied Waste Industries, Inc., a Delaware corporation ("Seller"), and Stericycle, Inc., a Delaware corporation ("Buyer").

                                    Recitals

         A. Seller and Buyer are parties to a Stock Purchase Agreement dated as of April 14, 1999, as amended by a First Amendment to Stock Purchase Agreement dated as of October 22, 1999 (as so amended, the "Stock Purchase Agreement"), pursuant to which Seller has agreed to sell and Buyer has agreed to purchase the Company Shares.

         B. Seller and Buyer desire to amend the Stock Purchase Agreement as provided in this Amendment pursuant to the terms of Section 9.7(a) of the Stock Purchase Agreement.

         Now, therefore, in consideration of their mutual promises, the parties agree as follows:

                                   A. GENERAL

         1. SELLER. Immediately prior to the Closing, the capital stock of the Company will be distributed by the owners of such capital stock (i.e., the various subsidiaries of Seller that have received or may receive capital stock of the Company upon their contribution to the Company prior to the Closing of their respective assets which together constitute the Business) to Allied Waste North America, Inc. ("AWNA"). Upon such contribution to AWNA, AWNA shall become the "Seller" under the Stock Purchase Agreement for purposes of selling the Company Shares to Buyer and receiving payment for the Company Shares from Buyer; but Allied Waste Industries, Inc. ("AW") shall remain a party to the Stock Purchase Agreement, and AW and AWNA shall be jointly and severally liable for Seller's performance of all of its liabilities, obligations and covenants under the Stock Purchase Agreement. Buyer accepts and agrees to this addition of AWNA as part of the "Seller" under the Stock Purchase Agreement.

         2. EMPLOYEE BENEFITS. At the Closing, Seller and Buyer shall enter into a letter agreement clarifying and amending Section 6.5 of the Stock Purchase Agreement substantially in the form of the letter agreement attached as EXHIBIT
A. The provisions of this letter agreement shall control in the event of any conflict or inconsistency with the provisions of the Stock Purchase Agreement.

         3. EFFECTIVE DATE. The parties agree that Buyer's acquisition of the Company Shares from Seller shall be considered to have been effective as of November 1, 1999. Seller shall indemnify Buyer and the Company for (i) all casualty losses suffered by the Business during the period after October 31, 1999 and prior to the Closing (the "Gap Period") and for (ii) all property liability and personal injury claims of third parties against Buyer, the Company or the Business by reason of events occurring during the Gap Period, subject in the case of each occurrence to a deductible of $50,000.

         4. WORKING CAPITAL ADJUSTMENT METHODOLOGY. The working capital adjustment required by Section 1.4 of the Stock Purchase Agreement shall be made in the following manner:

            (a) All cash collected by the Company or Buyer after the Closing in respect of services performed and billed by the Business prior to November 1, 1999 shall be credited to Seller.


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            (b) All accounts payable of the Business paid by the Company or
         Buyer after the Closing for goods or services provided to the Business prior to November 1, 1999 shall be credited to Buyer, subject to proration between Seller and Buyer based on days elapsed for accounts payable for goods or services provided over a period beginning before and ending after November 1, 1999.

         For purposes of Section 1.4 of the Stock Purchase Agreement, "Closing Date Working Capital" shall mean the difference obtained by subtracting (i) the amount credited to Buyer under (b) from (ii) the amount credited to Seller under
(a).

         5. SECTION 338(H)(10) ELECTION. The parties agree that the computation of the payment by Buyer to Seller on account of the Section 338(h)(10) election or the transfers described in the recitals to the Stock Purchase Agreement, as described in Section 6.12 to the Stock Purchase Agreement, shall be computed in the manner required by Section 6.12 within 180 days following the Closing. Buyer shall make the payment to Seller promptly after the amount thereof is computed.

                               B. TRANSFER MATTERS

         1. CONNECTICUT BUSINESS. The parties desire to restructure Buyer's acquisition of that portion of the Business located in the State of Connecticut (the "Connecticut Business") from a contribution of the Connecticut Business to the Company to a direct sale to Buyer of all of the issued and outstanding capital stock of Seller's subsidiary, Browning-Ferris Industries of Connecticut, Inc., a Delaware corporation ("BFI Connecticut"), which at the Closing shall own all of the Connecticut Business. At the Closing, Seller shall deliver a certificate or certificates representing all of the issued and outstanding shares of capital stock of BFI Connecticut, duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer, together with such other documents as Buyer shall reasonably request (as provided in Section 2.3(c) of the Stock Purchase Agreement). The sale of the capital stock of BFI Connecticut shall in all other respects be governed by the terms and conditions of the Stock Purchase Agreement.

         2. PUERTO RICO BUSINESS. The parties desire to restructure Buyer's acquisition of that portion of the Business located in the Commonwealth of Puerto Rico (the "Puerto Rico Business") from a contribution of the Puerto Rico Business to the Company to a direct sale to Buyer of all of the issued and outstanding capital stock of BFI Medical Waste, Inc., a Puerto Rico corporation ("BFI Medical Waste (Puerto Rico)"), which at the Closing shall own all of the Puerto Rico Business. At the Closing, Seller shall deliver a certificate or certificates representing all of the issued and outstanding shares of capital stock of BFI Medical Waste (Puerto Rico), duly endorsed (or accompanied by duly executed stock powers) for transfer to Buyer, together with such other documents as Buyer reasonably requests (as provided in Section 2.3(c) of the Stock Purchase Agreement). The sale of the capital stock of BFI Medical Waste (Puerto
Rico) shall in all other respects be governed by the terms and conditions of the Stock Purchase Agreement.

         3. WASHINGTON BUSINESS. The parties desire to restructure Buyer's acquisition of that portion of the Business located in the State of Washington and conducted by Seller's subsidiary, BFI Medical Waste Systems of Washington, Inc., a Washington corporation ("BFI Washington"), from a contribution of such portion of the Business (the "Washington Business") to the Company to a direct sale to Buyer's subsidiary, Stericycle of Washington, Inc., a Washington corporation ("Stericycle of Washington"), of all of the issued and outstanding capital stock of BFI Washington, which at the Closing shall own all of the Washington Business. At the Closing, Seller shall deliver a certificate or certificates representing all of the issued and outstanding shares of capital stock of BFI Washington, duly endorsed (or accompanied by duly executed stock powers) for transfer to Stericycle of Washington, together with such other documents as Buyer reasonably requests (as provided in Section 2.3(c) of the Stock Purchase Agreement). The sale of the capital stock of BFI Washington shall in all other respects be governed by the terms and conditions of the Stock Purchase Agreement.

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         4. FERNDALE FACILITY. Notwithstanding anything to the contrary in the
Stock Purchase Agreement, none of the assets, liabilities or obligations relating to or associated with the portion of the Business conducted at 1524 Slater Road, Ferndale, Washington (the "Ferndale Facility") shall be transferred to the Company, including without limitation the 1996 Mack tractor, 1992 Fruehauf trailer and 1992 utility trailer. Seller, or BFI Waste Systems of North America, Inc., or another subsidiary of Seller shall retain all of the assets and retain or assume and satisfy or discharge all of the obligations and liabilities related to the operation of the Ferndale Facility, and neither Buyer nor Stericycle of Washington nor any of Buyer's other subsidiaries shall assume or be considered to have assumed any of such obligations and liabilities. Buyer shall cooperate with Seller and provide such reasonable non-financial assistance to Seller as Seller may request to satisfy, negotiate the settlement of or prosecute claims associated with the Ferndale Facility. The retention by Seller of the obligations described in this paragraph, and the operation by Seller or a subsidiary of Seller of an on-site autoclave at the Ferndale Facility and the transfer and/or hauling of treated medical waste from the autoclave (but not any related medical waste collection, solicitation of customers or other activities) shall not constitute a violation of the covenant not to compete in Section 6.14 of the Stock Purchase Agreement.

         In the event that Seller (or any subsidiary of Seller) intends to sell any assets associated with the Ferndale Facility to a third party or to assign or sublease to a third party any rights under any agreement, license, permit or lease associated with the Ferndale Facility, Seller shall give Buyer written notice of its intent and the essential terms of the proposed sale, assignment or sublease that Seller would be willing to accept, and Buyer shall have the first right to bid and negotiate for such purchase, assignment or sublease. To exercise its right, Buyer must give written notice to Seller within 10 business days after the date of Seller's notice, and thereafter the parties shall negotiate in good faith regarding such sale, assignment or sublease. Seller shall not be obligated to accept any offer of Buyer, but if it rejects Buyer's offer it cannot accept an offer from a third party on terms better to the offeror than Buyer's offer without again first offering Buyer the right to bid and negotiate as provided in this paragraph.

         5. NEW JERSEY BUSINESS. The parties desire to restructure Buyer's acquisition of that portion of the Business located in the State of New Jersey (the "New Jersey Business"), from a contribution of the New Jersey Business to the Company to a direct sale of the assets comprising the New Jersey Business to Buyer and Buyer's subsidiary, Environmental Control Company, Inc., a New York corporation ("ECCO"). At the Closing, Seller shall deliver to Buyer or ECCO, as the case may be, a general bill of sale and assignment, in form and substance satisfactory to Buyer, selling, transferring and assigning to Buyer the assets described on the attached EXHIBIT B-1 and selling, transferring and assigning to ECCO the assets described on the attached EXHIBIT B-2, together with such other separate instruments of sale, assignment or transfer as Buyer shall reasonably request.

         6. BRONX FACILITY. Prior to the Closing, Seller shall cause Browning-Ferris Industries of New York, Inc. ("BFI New York") to contribute to the Company the real property located at 910 East 138th Street, Bronx, New York (the "Bronx Facility"), BFI New York's leasehold interest in the premises adjacent to the Bronx Facility and, to the extent possible, all permits and licenses associated with the Bronx Facility and the portion of the Business currently and formerly conducted at the Bronx Facility. Buyer agrees that, to the extent required in order to enable the Company lawfully to operate the Bronx Facility as a transfer station, the Company shall comply with the terms, conditions and provisions of the Order on Consent of the New York State Department of Environmental Conservation (DEC File No. R2-0433-99-03) (the "DEC Consent Order"), and shall not take any action which would cause Seller to be in default under the obligations it has agreed to retain pursuant to the following sentence. Seller shall retain and satisfy or discharge (and indemnify the Company and Buyer against) (i) all financial and penalty obligations under Part II or other provisions of the DEC Consent Order or the related Memorandum of Understanding between BFI New York and the Office of the Bronx Borough President), (ii) all obligations and liabilities to Bronx-Lebanon Hospital Center ("BLHC"), including, but not limited to, all obligations and liabilities arising under an Assumption and Assignment Agreement,


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dated as of May 31, 1995, between BLHC and BFI New York and an Indemnity
Agreement signed by BFI on June 17, 1998 and by BLHC on July 29, 1988) and (iii) all obligations and liabilities related to the operation of the Bronx Facility arising prior to or outstanding as of the Closing. Neither the Company nor Buyer nor any of Buyer's affiliates shall assume or be considered to have assumed any of such obligations and liabilities. Buyer shall cooperate with Seller and provide such reasonable non-financial assistance to Seller as Seller reasonably requests to satisfy or negotiate the settlement of all claims of BLHC or other third parties associated with the Bronx Facility. As part of Buyer's assistance in this regard, Buyer shall make the services of Richard Geisser available to Seller, on a reasonable basis during regular business hours at no cost to Seller, if and while Mr. Geisser is employed by Buyer or a subsidiary of Buyer following the Closing. To enable BFI New York to comply with any contractual obligations to BLHC, Buyer or a subsidiary of Buyer shall provide medical waste collection and disposal services to BLHC for BFI New York on a direct cost, pass-through basis for a period of six months following the Closing and thereafter at a cost equal to the average rate for such services charged by Buyer and its subsidiaries to large account customers in the New York City metropolitan area. The provision of such medical waste collection and disposal services to BLHC by BFI New York (through services actually provided by Buyer or a subsidiary of Buyer) and Seller's retention of the obligations described in this paragraph shall not constitute a violation of the covenant not to compete in Section 6.14 of the Stock Purchase Agreement.

         7. GRAND RAPIDS FACILITY. Notwithstanding anything to the contrary in the Stock Purchase Agreement, none of the assets, liabilities or obligations relating to or associated with the portion of the Business conducted at 1040 Market Street N.W., Grand Rapids, Michigan (the "Grand Rapids Facility"), shall be transferred to the Company except for the trucks and containers used in the related hauling operation. Seller or a subsidiary of Seller shall retain all of the assets and retain or assume and satisfy or discharge all of the obligations and liabilities related to the operation of the Grand Rapids Facility (including, but not limited to, (i) all obligations and liabilities under the lease of the Grand Rapids Facility and (ii) all closure and demolition costs associated with the closing of the Grand Rapids Facility if Seller elects to close the same), and neither the Company nor Buyer nor any of Buyer's affiliates shall assume or be considered to have assumed any of such obligations and liabilities. The retention by Seller of the obligations described in this paragraph, and the ownership and operation of the Grand Rapids Facility by Seller or a subsidiary of Seller and the transfer and/or hauling of treated medical waste from the Grand Rapids Facility (but not any related medical waste collection, solicitation of customers or other activities) shall not constitute a violation of the covenant not to compete in Section 6.14 of the Stock Purchase Agreement.

         In the event that Seller (or any subsidiary of Seller) intends to sell any assets associated with the Grand Rapids Facility to a third party or to assign or sublease to a third party any rights under any agreement, license, permit or lease associated with the Grand Rapids Facility, Seller shall give Buyer written notice of its intent and the essential terms of the proposed sale, assignment or sublease that Seller would be willing to accept, and Buyer shall have the first right to bid and negotiate for such purchase, assignment or sublease. To exercise its right, Buyer must give written notice to Seller within 10 business days after the date of Seller's notice, and thereafter the parties shall negotiate in good faith regarding such sale, assignment or sublease. Seller shall not be obligated to accept any offer of Buyer, but if it rejects Buyer's offer it cannot accept an offer from a third party on terms better to the offeror than Buyer's offer without again first offering Buyer the right to bid and negotiate as provided in this paragraph.

         8. OHIO BUSINESS. The parties desire to proceed with the completion of Buyer's acquisition of that portion of the Business located in the State of Ohio (the "Ohio Business") through a contribution of the Ohio Business to the Company before receipt of final approval from the Director of the Ohio Environmental Protection Agency (the "Director"). Ohio's background investigation law, specifically Section 3734.42(F), requires that the Director approve of Buyer pursuant to Section 3734.44 of the Ohio Revised Code in order for Buyer to assume ownership, either directly or indirectly, of the Ohio Business. Because this approval will not have been received as of the Closing, the parties agree


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that Buyer's assumption of the ultimate ownership of the Ohio Business may be negated by the Director's failure or refusal to approve Buyer. In the event of any such failure or refusal, and following Buyer's failure to demonstrate adequate rehabilitation pursuant to Section 3734.44(C) of the Ohio Revised Code and Buyer's exhaustion of all of its review and appeal rights, the parties agree that Buyer may be required by the Director to divest itself of the Ohio Business.

         9. NEW YORK CITY ASSETS. The contribution of the portion of the Business located in New York City (the "New York City Business") is subject to the approval of the City of New York Trade Waste Commission ("TWC") pursuant to the parties' respective "Applications for Permission to Proceed with Asset or Business Sale Transaction" ("Applications"). (For purposes of this paragraph, "Buyer" shall be deemed to include its wholly-owned subsidiary, Environmental Control Co., Inc.) The parties do not anticipate receiving TWC approval of the Applications prior to Closing and desire to make certain provisions for the operation of New York City Business reflecting an informal agreement between Buyer and TWC.

            (a) Prior to the Closing, all of the assets comprising the New York City Business shall be contributed to the Company, with the exception that Seller (or the appropriate subsidiary of Seller) shall retain the original books and records of account relating to all customers of the New York City Business located in New York City (the "NYC Customer Accounts"). The Company, however, shall receive complete copies (including copies of computer files) of these books and records. The parties shall regard Seller (or the appropriate subsidiary of Seller) as having retained formal title to the NYC Customer Accounts pending approval of the Applications by the TWC. Upon such approval, title to the NYC Customer Accounts shall be deemed to have passed automatically to the Company, and Seller shall provide Buyer with such original books and records of account as Buyer reasonably requests to facilitate its continued operation of the NYC Business.

            (b) The parties acknowledge that the transfer of the New York City Business remains subject to the approval of the Applications by the TWC.

            (c) Following the Closing, Buyer shall operate the New York City Business under its own permits. It shall service the NYC Customer Accounts as it deems reasonable and appropriate, and shall bill and collect all such accounts, bearing all expenses and keeping all proceeds therefrom. It may integrate and consolidate the operation of the New York City Business with its own medical waste business as it sees fit.

            (d) Pending approval of the Applications by the TWC:

                (1) Buyer shall keep a separate sales journal for the NYC
            Customer Accounts.

                (2) Buyer shall not dispose of any trucks, vehicles or other rolling stock which are transferred to the Company pursuant to the transfer of the New York City Business, and will maintain them in the approximately the same running order in which they were received by the Company. During this period, Buyer need not operate such trucks, vehicles and rolling stock in New York City, or at all, in its discretion.

                (3) Buyer shall keep all operating and transportation permits of the New York City Business current at its expense. Seller (or an appropriate subsidiary of Seller) shall cooperate in providing information, executing documents and the like as Buyer reasonably requests at Buyer's sole cost and expense.

                (4) Buyer shall not convert NYC Customer Accounts to Buyer accounts, and shall use its best efforts to renew expired agreements in the name of Seller (or the appropriate subsidiary of Seller, as the case may be) on commercially reasonable terms.


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                (5) At Seller's request from time to time, Buyer shall inform
            Seller of the status of the NYC Customer Accounts.

                (6) Buyer shall continue to employ BFI-style containers on site at the NYC Customer Accounts.

            (e) In the event the Applications are not approved by the TWC, Buyer shall be responsible for selling or transferring the New York City Business to a third party or parties on such terms as it may secure, or for taking such other actions as are required by the TWC. Until such sale or transfer, Buyer shall continue to service the NYC Customer Accounts. Seller shall cooperate with Buyer in affecting any such sale or transfer of the New York City Business, including, but not limited to, executing such documents and providing such information as Buyer reasonably requires, and in transferring formal title to the NYC Customer Accounts at Buyer's sole cost and expense.

         10. CERTAIN VEHICLES. The parties desire to restructure Buyer's acquisition of certain of the trucks and other vehicles used in the conduct of the Business from a contribution of those trucks and vehicles to the Company to a direct sale to Buyer. At the Closing, Seller shall deliver to Buyer a general bill of sale and assignment, in form and substance satisfactory to Buyer, together with duly endorsed certificates of title, selling, transferring and assigning to Buyer the trucks and vehicles listed on the attached EXHIBIT C.

         11. CERTAIN ROYALTY OBLIGATIONS. Buyer acknowledges and agrees that the Company will assume all royalty obligations to the former owners of the Memphis, Tennessee, Reserve, Louisiana and Lake City, Georgia treatment facilities arising on or after the Closing (but not including any royalty obligations arising prior to the Closing or any delinquent payments of any kind as of the Closing) under: (i) an Agreement dated March 23, 1987 among BFI Hospital Waste Systems (South Central), Inc., Health Management, Inc. and Edward C. Blank, II, Peaches G. Blank, Charles M. Cooley, Jr., Wesley G. Grace, James A. Massey, Meredith L. McCullar, John S. Wilder and Kevin Wright; (ii) an Agreement dated January 30, 1988 among Browning-Ferris, Inc., Health Management of New Orleans, Inc. and Edward C. Blank, II, Peaches G. Blank, Charles M. Cooley, Jr., Wesley
G. Grace, James A. Massey, Meredith L. McCullar, John S. Wilder and Kevin Wright; (iii) an Agreement and General Release dated March 15, 1988 between BFI Hospital Waste Systems, Inc., BFI Medical Waste Systems (Southeast), Inc., Health Management of Atlanta, Inc. and Edward C. Blank, II, Peaches G. Blank, Charles M. Cooley, Jr., Wesley G. Grace, James A. Massey, Meredith L. McCullar, John S. Wilder and Kevin Wright; (iv) a Memorandum of Understanding dated January 30, 1988 among BFI Medical Waste Systems (South Central), Inc., Health Management, Inc. and Edward C. Blank, II, Peaches G. Blank, Charles M. Cooley, Jr., Wesley G. Grace, James A. Massey, Meredith L. McCullar, John S. Wilder and Kevin Wright; and (v) a Release as to Royalty Payable Through June 30, 1997, dated July 30, 1997, among Peaches Blank Simkins, Charles M. Cooley, Jr., Wesley
G. Grace, James A. Massey, Meredith L. McCullar, John S. Wilder, Sr. and Kevin Wright (collectively, the "Royalty Agreements"). Seller shall use its reasonable best efforts to cooperate with and provide non-financial assistance to Buyer in negotiating with the owners of the royalty streams a complete buy-out of the Royalty Agreements, with the amount of the negotiated settlement to be paid by Buyer. Seller shall provide Buyer with all information that Buyer may reasonably request concerning the amounts of past royalty payments, historical data on plant and regional revenues and any other information concerning the parties' performance under the Royalty Agreements.

                     C. ADDITIONAL CLOSING PAYMENTS BY BUYER

         1. BIOTRACK SYSTEM. Prior to the closing of the BFI Merger, BFI was implementing the Biotrack system to track medical waste containers. Seller has continued to implement this system at Buyer's request, and all of the Biotrack equipment and associated software have been transferred to the Company or will be transferred to the Company prior to the Closing. Following the Closing, Seller and

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Buyer shall agree on the amount of all equipment and software costs relating to the Biotrack system that Seller incurred at Buyer's request, and promptly following such agreement, Buyer shall reimburse Seller for the full amount of these costs. If the Stock Purchase Agreement is terminated without a closing having occurred due to an act or omission on the part of Buyer, Buyer shall reimburse Seller on demand for the full amount of all equipment and software costs relating to the Biotrack system that Seller incurred at Buyer's request, and Seller shall convey the Biotrack equipment and associated software that Seller purchased at Buyer's request to Buyer.

         2. CERTAIN TRUCKS. Seller has purchased, at Buyer's request, the 25 trucks described on the attached EXHIBIT D at the individual and aggregate cost shown on EXHIBIT D. All of these 25 trucks have been transferred to the Company or will be transferred to the Company prior to the Closing, and at the Closing, Buyer shall reimburse Seller for the full aggregate cost of these trucks. If the Stock Purchase Agreement is terminated without a closing having occurred due to an act or omission on the part of Buyer, Buyer shall reimburse Seller on demand for the full aggregate cost of these trucks, and Seller shall convey all 25 trucks to Buyer.

         3. CAPITAL EXPENDITURES. Buyer and Seller have agreed that Buyer shall reimburse Seller at the Closing for the full amount of the capital expenditures made by Seller at Buyer's request and described on the attached EXHIBIT E. All of the capital equipment acquired by these capital expenditures has been transferred to the Company or will be transferred to the Company prior to the Closing. If the Stock Purchase Agreement is terminated without a closing having occurred due to an act or omission on the part of Buyer, Buyer shall reimburse Seller on demand for the full amount of the capital expenditures described on the attached EXHIBIT E, and Seller shall convey to Buyer the capital equipment acquired by these capital expenditures.

         4. ADDITION TO PURCHASE PRICE. On May 28, 1999, Seller acquired the Denver, Colorado Hemo Lab for $45,000. The Purchase Price paid at the Closing shall be increased by $45,000.

                              D. TRANSITION MATTERS

         1. TRANSITION FACILITIES. The sites used by the Business that at the Closing will constitute "Other Locations" as defined in and for purposes of the Transition Agreement are listed on the attached EXHIBIT F (with an appropriate designation whether each site is owned or leased by Seller or a subsidiary of Seller).

         2. SUBLEASES. At the Closing, Seller or the appropriate subsidiary of Seller and the Company shall enter into a sublease of each leased site listed on EXHIBIT F substantially in the form of the sublease attached as EXHIBIT G.

         3. OPERATING AGREEMENTS. At the Closing, Seller or the appropriate subsidiary of Seller and the Company (or other appropriate subsidiary of Buyer) shall enter into an operating agreement substantially in the form of the operating agreement attached as EXHIBIT H-1 for each of the jurisdictions listed on the attached EXHIBIT H-2.

         4. KANSAS CITY AND TOLEDO FACILITIES. The parties and appropriate Seller subsidiaries have agreed to enter into operating agreements substantially in the form of the operating agreements attached as EXHIBIT I and EXHIBIT J, respectively, for the facilities of the Business located in Kansas City, Kansas and Toledo, Ohio. The parties agree that each of these operating agreements shall remain in effect until partition of the shared property on which the facility is located. Buyer and Seller shall work together and use their respective reasonable best efforts to partition these properties as expeditiously as possible. Seller or the appropriate subsidiary of Seller and Buyer shall execute such documents and undertake such acts as the other, in its reasonable discretion, deems appropriate or useful to partition the Kansas City and Toledo properties.


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         5. LICENSE AGREEMENT. At the Closing, Buyer and Seller shall enter into a license agreement substantially in the form of the license agreement attached as EXHIBIT K with respect to the use of the names "BFI Medical Waste, Inc." and "Browning-Ferris Industries of Connecticut, Inc."

         6. EMPLOYEE LEASING. At the Closing, Seller and Buyer shall enter into an employee lease agreement substantially in the form of the Employee Lease Agreement attached as EXHIBIT L. The provisions of this Employee Lease Agreement shall control in the event of any conflict or inconsistency with the provisions of the Stock Purchase Agreement. Notwithstanding the provisions of the Employee Lease Agreement, however, Buyer will not have worker's compensation insurance in place until the Closing. Buyer will reimburse Seller for the worker's compensation insurance premiums allocable to the period after October 31, 1999 through the Closing Date promptly following receipt of a reasonably itemized statement thereof from Seller. In addition, from time to time after the Closing, Buyer will promptly pay to Seller the amounts paid with respect to worker's compensation claims incurred by Allied Employees (as defined in the Employee Lease Agreement) from the period after October 31, 1999 through the Closing Date, not to exceed $50,000 per Allied Employee per occurrence.

         7. LOCK BOX PROCEDURES. Following the Closing, Seller and Buyer shall implement the lock box procedures consistent with the procedures described in the memorandum attached as EXHIBIT M.

         8. INDEMNITY UNDER LEASES. To the extent that the landlords under the leases assigned to and assumed by Buyer at the Closing have not released Seller or its affiliates from post-closing liability on account thereof, Buyer agrees that it will indemnify Seller and its affiliates from and against any and all claims, actions, damages, liabilities and expenses arising under the leases from and after the Closing Date which do not result from Seller's or its affiliates use of the leased premises prior to the Closing Date.

                                E. MISCELLANEOUS

         1. CAPITALIZED TERMS. Capitalized terms used but not otherwise defined in this Amendment have the same meanings that they have in the Stock Purchase Agreement.

         2. CONTINUING EFFECT. Except as amended by this Amendment, all of the terms and provisions of the Stock Purchase Agreement shall remain in full force and effect.

         3. EXECUTION IN COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original.





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         In witness whereof, the parties have cause this Amendment to be duly executed as of the day and year first written above.


                                     ALLIED WASTE INDUSTRIES, INC.


                                     By:  /s/ Richard Van Hattem, Jr.
                                        ----------------------------------------
                                     Name:  Richard Van Hattem, Jr.
                                     Title: Vice President



                                     STERICYCLE, INC.


                                     By:  /s/ Richard T. Kogler
                                        ----------------------------------------
                                     Name:  Richard T. Kogler
                                     Title: Chief Operating Officer




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